Exhibit 4.1

27th January, 2003

TECHNICAL COOPERATION AGREEMENT

between

UCAL FUEL SYSTEMS LTD

and

ORBITAL ENGINE COMPANY (AUSTRALIA) PTY LTD

and

ORBITAL FLUID TECHNOLOGIES, INC

This Agreement is made the 27th day of January, 2003 between:

ORBITAL ENGINE COMPANY (AUSTRALIA) PTY LTD (ABN: 56008764654)

a company incorporated under the laws of Western Australia and having its registered office at 1 Whipple Street, Balcatta, Western Australia, Australia (“OECA”);

ORBITAL FLUID TECHNOLOGIES, INC.

a company incorporated under the laws of Delaware and having its head office at 201 Enterprise Drive, Newport News, VA, USA, 23603, (“OFT”) (OFT and OECA being jointly referred to as “ORBITAL”)

and

UCAL FUEL SYSTEMS LTD

a company incorporated under the laws of India and having its registered office at Raheja Towers, Delta Wing – Unit 505, 177 Anna Salai, Chennai, 600 002, India (“UCAL”).

BACKGROUND

A.	UCAL is a manufacturer and supplier of fuel systems components, in particular to the Indian motorcycle and automotive market, and wishes to expand its product offering to include an electronic direct fuel injection system for the 2 and 3 wheeler motor vehicle market in India;

B.	OECA is an engineering service provider, developer and licensor of engine related technologies, including but not limited to combustion related technologies applicable to 2 stroke engines, known as the Orbital Combustion Process Technology (or OCP Technology);

C.	ORBITAL has licensed Synerject LLC (“Synerject”, a 50/50 joint venture company between OFT and Siemens VDO Automotive Corporation) to supply amongst other things the Orbital Direct Fuel Injection System for motorcycle applications and Synerject has developed certain specific product designs and other manufacturing related data for these motorcycle applications;

D.	OECA and UCAL entered into a Confidentiality Disclosure Agreement dated the 6th June 2002 protecting the confidential and proprietary information of the respective parties;

E.	OFT is an affiliated company of OECA (being under the same common control) which has developed fuel system technology and has obtained sub-licensable manufacturing rights from SYNERJECT for the Orbital Direct Fuel Injection System.

F.	UCAL wishes to secure certain access to the Orbital Direct Fuel Injection System and related design information to allow it to manufacture certain components and supply complete Orbital Direct Fuel Injection Systems to Indian 2 and 3 wheeler motor vehicle manufactures;

G.	On November 1st, 2002, the parties signed a Letter of Intent (“LOI”) which expressed the intention of and the basis upon which the parties would enter into this Technical Cooperation Agreement.

H.	UCAL wishes to obtain from ORBITAL, and ORBITAL is willing to provide to UCAL, information, assistance and a license to allow UCAL to manufacture certain Orbital Direct Fuel Injection System components (UCAL Manufactured Components), and to source certain other Orbital Direct Fuel Injection System components from Synerject (Synerject Sourced Components), to be combined by UCAL into a complete Orbital Direct Fuel Injection System for application to Licensed Vehicles manufactured by Licensed Customers within the Licensed Sales Territory in accordance with and subject to the terms and conditions contained in this Agreement.

I.	In addition, UCAL wishes to receive and ORBITAL is willing to provide under the terms of this Agreement specialist technical training and engineering services to facilitate the application, manufacturing and supply of the Orbital Direct Fuel Injection System to the Licensed Vehicles for the Licensed Customers.

The parties hereby agree as follows:

1. INTERPRETATION

In this Agreement:

1.1	“Licensed Vehicle” shall mean 2 and 3 wheeler motor vehicles incorporating a 2 stroke OCP technology engine and tested on the Indian Drive Cycle, but does not include 4 wheeled passenger car vehicles;

1.2	“Licensed Customer” shall mean a person or company domiciled in India and having a license from ORBITAL to sell 2 or 3 wheeler motor vehicles which incorporate OCP technology during such time that such license is in effect and has not expired or been terminated. ORBITAL shall be solely responsible for the licensing of such customers;

1.3	“Licensed Sales Territory” shall mean India;

1.4	“OCP Technology” shall be ORBITAL patents and know-how relating to the Orbital combustion process and associated air assisted direct injection system as they are available and applicable to 2 stroke engines for application to Licensed Vehicles.

1.5	“Orbital Direct Fuel Injection System” shall mean the current ORBITAL air assisted direct fuel injection system components as described in Schedule V and including any UCAL improvements thereof.

1.6	“force majeure” is defined in Section 14.

1.7	“Improvement” means any addition to, modification, or development of, or invention or improvement directly relating to the Orbital Direct Fuel Injection System (including patents, know-how and technical information relating to such an addition, modification, development, invention, or improvement) which has been made, discovered, conceived or first actually reduced to practice by UCAL, ORBITAL or SYNERJECT, (or developed, or comes into the possession of UCAL, ORBITAL or SYNERJECT) during the Royalty Payment Period.

1.8	“manufacture” means to make, assemble, procure, or otherwise produce.

1.9	“notification” is defined in Section 17.

1.10	“person” includes a natural person, firm, association, corporation, statutory authority, government department, or other body or legal entity, whether corporate or unincorporated.

1.11	“Royalty Payment Period” is defined in Clause 9.3.

1.12	“sell” includes to sell, distribute, lease or hire out, or otherwise supply commercially, and a reference to the sale of a Licensed Product includes any sale of a Licensed Product whether in fully assembled or partly or fully knocked down form.

1.13	“UCAL Manufactured Components” is defined in Clause 2.2.

1.14	“UCAL Sourced Components” is defined in Clause 2.3.

1.15	“Optionally Sourced Components” is defined in Clause 2.4.

1.16	a reference to “Agreement” or “TCA” shall mean a reference to this Technical Cooperation Agreement, including all Schedules hereto.

1.17	if a provision of this Agreement is void, voidable, unenforceable or illegal, and if the provision would not be void, voidable, unenforceable or illegal if it were interpreted narrowly, and it is capable of being so interpreted, then it shall be so interpreted.

1.18	If, despite the operation of Clause 1.17, a provision of this Agreement is void, voidable, unenforceable or illegal, the whole provision is hereby severed and the remainder of this Agreement has full force and effect.

1.19	If any day appointed or specified by this Agreement for the payment of any money falls on a Saturday, Sunday or public holiday, the day so appointed or specified shall be deemed to be the next day which is not a Saturday, Sunday or public holiday.

2. INDIAN MARKET ACCESS RIGHTS

2.1	Subject to receipt of all payments by ORBITAL from UCAL as and when they fall due, and upon the faithful performance by UCAL of its obligation under this Agreement, ORBITAL hereby grants, and UCAL hereby accepts, the right to:

2.1.1	manufacture the UCAL Manufactured Components;

2.1.2	source the UCAL Sourced Components and the Optionally Sourced Components; and

2.1.3	sell the UCAL Manufactured Components, UCAL Sourced Components and Optionally Sourced Components;

for application to Licensed Vehicles manufactured by Licensed Customers within the Licensed Sales Territory.

2.2	Pursuant to Clause 2.1 above, ORBITAL grants the manufacturing rights that are owned and available from ORBITAL or transferred from SYNERJECT to ORBITAL, for the following Orbital Direct Fuel Injection System components (“UCAL Manufactured Components”) and as further identified and specified in Schedule I:

[ *

]

2.3	UCAL agrees that it shall source the following Orbital Direct Fuel Injection System components from SYNERJECT or ORBITAL’S nominated supplier through a mutually acceptable supply arrangement between UCAL and SYNERJECT or ORBITAL’S nominated supplier as the case may be (“UCAL Sourced Components”):

[ *

]

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

2.4	UCAL may source the following Orbital Direct Fuel Injection System components from SYNERJECT at UCAL’s discretion. In the event that UCAL elect to source any of these components from an alternative supplier then a functional specification as available shall be provided by ORBITAL to UCAL for the respective components. Detailed drawings and manufacturing information will not be provided by ORBITAL to UCAL for these components (“Optionally Sourced Components”):
[ *

]

2.5	The ECU Hardware and ECU Software can be manufactured by UCAL, under the provisions of Clause 2.1 above, once UCAL exercises the option pursuant to Clause 2.8 below.

2.6	UCAL may design and manufacture its own design [ * ] for direct injection applications on the basis of fully qualifying this [ * * ] and demonstrating its applicability for direct injection applications. It should be noted that SYNERJECT has carried out considerable system and component development to ensure the [ * ] perform correctly for direct injection applications. ORBITAL agrees to provide to UCAL the validation testing requirements to enable UCAL to check the suitability of the [ * ] for this application.

2.7	UCAL shall enter into a separate component supply arrangement directly with SYNERJECT for the sourcing and supply of UCAL Sourced Components (identified in Clause 2.3 above) and the Optionally Sourced Components (identified in Clause 2.4 above). These components shall be applied and on-sold by UCAL in a fashion consistent with this TCA and with the supply arrangements with between UCAL and SYNERJECT.

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

2.8	UCAL may at its option and within 14 days of the attainment of Timing Event 5, (the “Exercise Period”) and upon payment of the corresponding fees (as described in Section 9) secure the rights and information for the manufacture of the ECU Hardware (per Clause 9.4.1 below) separately or in combination with the rights and information to the ECU Software (as per Clause 9.4.2 below).

2.8.1	The Exercise Period may be deferred by UCAL to Timing Event 6 upon the payment of [ * ]% of the ECU Hardware and ECU Software Manufacturing Rights fee as specified in Clause 9.4.2 below at Timing Event 5.

2.9	At ORBITAL’S or SYNERJECT’S request UCAL will enter into an appropriate commercial arrangement with SYNERJECT at competitive pricing and on the basis that the business remains profitable for UCAL to supply the UCAL Manufactured Components to SYNERJECT for distribution by SYNERJECT outside of the Licensed Sales Territory.

2.10	The parties agree that SYNERJECT shall support ECU and injector design changes reasonably requested from time to time by UCAL and that details of this support shall be described in the supply arrangement (as referred to in Clause 2.7 above) between UCAL and SYNERJECT.

2.11	Subject to reasonable prior notification by UCAL and availability, ORBITAL will make available to UCAL a software specification and software coding service to allow the system software to be updated from time to time. This service shall be provided on a normal consultancy basis.

2.12	Any licenses, authorizations, rights and permissions given or granted under this Agreement by ORBITAL to UCAL do not include any rights to any technology or information which is not owned by ORBITAL or is not licensed to ORBITAL from SYNERJECT (with rights to sub-license UCAL). Without limiting the generality of the foregoing, nothing in this Agreement provides any licenses, authorizations, rights or permissions to any technology owned or controlled by a Siemens AG company.

2.13	During the Royalty Payment Period, UCAL shall be offered the “right of first refusal” to access new ORBITAL products developed and proposed by ORBITAL suitable for application to Licensed Vehicles in the Licensed Sales Territory upon terms and conditions mutually agreeable to the parties.

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

3. EXCLUSIVITY

3.1	During the Royalty Payment Period, ORBITAL agree not to grant to another supplier the right to sell the Orbital Direct Fuel Injection System to the Licensed Customers for use in Licensed Vehicles in the Licensed Sales Territory, except as indicated in the cases below:

3.1.1	[ *

];

3.1.2	If Orbital receives written notice from a Licensed Customer that UCAL are unable or refuse to meet the Licensed Customers Orbital Direct Fuel Injection System supply requirements (according to competitive pricing, quality, supply, engineering support and new product development) as required by the Licensed Customer and as may be specified in a relevant fuel system supply contract between UCAL and the Licensed Customer, and provided that the appropriate remedies included in such a fuel system supply contract have not corrected the deficiency, then ORBITAL may provide the manufacturing and market rights to an alternative fuel system supplier to meet the Licensed Customers Orbital Direct Fuel Injection System supply requirements.

3.2	Except as provided for in this Agreement nothing shall preclude ORBITAL from applying, utilizing, exploiting, or licensing, authorizing, permitting, or assisting persons other than UCAL to apply, utilize or exploit OCP Technology in any manner whatsoever, whensoever and wheresoever.

3.3	Except for those rights and benefits specifically granted to UCAL under this Agreement, ORBITAL reserves all other rights and benefits directly or indirectly associated with or arising from, ownership, exploitation or use of the information, technology and rights covered by this Agreement.

4. IMPROVEMENTS

4.1	The Orbital Direct Fuel Injection System architecture and relevant component designs existing at the date of execution of the LOI and as detailed in Schedule I shall be provided to UCAL at Timing Event 2. It is acknowledged that Improvements are likely to be made by UCAL and SYNERJECT on these existing designs.

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

4.2	During the term of the TCA, the following mechanism shall be applied to design changes and Improvements:

4.2.1	SYNERJECT (through ORBITAL) shall offer its system and component design Improvements to UCAL on reasonable commercial terms under a new or extended TCA, however UCAL shall be under no obligation to adopt these Improvements.

4.2.2	UCAL shall offer its Improvements to ORBITAL, with sub-licensable rights, on reasonable commercial terms, however ORBITAL shall be under no obligation to adopt these Improvements.

5. TIMING EVENTS

5.1	The following timing event definitions shall be used to trigger the market access rights, flow of technical information, supply of engineering consulting services from ORBITAL to UCAL, and the payment of the respective fees by UCAL to ORBITAL:

5.1.1	Timing Event 1: The date of signature of the TCA by ORBITAL and UCAL.

5.1.2	Timing Event 2: The date of approval of the TCA by the India Government, and [ * ] , but in any event not later than [ * ]. For the purposes of additional clarity, the reference to “[ * ]” shall include events such as [ * ]:

(a)	[ * ];

(b)	[ * ];

(c)	[ * ]; or

(d)	[ * ].

5.1.3	Timing Event 3: The date when drawing and information transfer is completed, but in any case not later than [ * ].

5.1.4	Timing Event 4: Upon UCAL invoicing a customer for the first [ * ] Orbital Direct Fuel Injection Systems. It is understood that the invoicing must occur within 10 days of the shipment of these systems.

5.1.5	Timing Event 5: Upon UCAL being notified by ORBITAL that:

(a)	it has received confirmation from SYNERJECT or UCAL that UCAL has produced and supplied [ * ] Direct Fuel Injection Systems to the India market, and

(b)	UCAL has demonstrated its capability in the market as a quality engine management systems provider.

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

5.1.6	Timing Event 6: [ * ] after Timing Event 5.

6. INFORMATION, TECHNICAL TRAINING AND ENGINEERING CONSULTING

6.1	The following information, technical training and engineering consulting shall be provided by ORBITAL to UCAL upon attainment of the respective Timing Events and payment of the corresponding fees:

6.1.1	The parties acknowledge that prior to the execution of this Agreement, certain preliminary training will be provided to selected UCAL personnel by ORBITAL. This training will comprise of UCAL engineer involvement and observation in the development of a Direct Fuel Injection System [ * ] at ORBITAL’s facilities in Perth. The training will also involve UCAL engineer participation and observation of the [ * ] motorcycle Direct Fuel Injection System calibration task at ORBITAL’s facilities in Perth. And subsequently as and when further vehicles are taken for calibration from the Licensed Sales Territory.

6.1.2	Timing Event 1: UCAL shall production tool for the manufacture of the following long lead-time items, for which sub-component drawings shall be provided by Orbital: fuel pump housing; fuel rail housing Orbital and UCAL agree to consider other components such as the throttle body housing and compressor housing for inclusion in this list depending on the progress made by UCAL on the initial components and the additional effort required to support these additional components.

6.1.3	Timing Event 2: The provision of the technical information as described in Schedule I and Engineering Consulting as described in Schedule II from ORBITAL to UCAL shall commence.

6.1.4	Timing Event 3: The provision of the technical information as described in Schedule I is completed.

6.1.5	Timing Event 4: ORBITAL shall continue to provide the Engineering Consulting services to UCAL until the commitment in Schedule II is completed.

6.1.6	Timing Event 5 (or, subject to Clause 2.8.1 above, Timing Event 6): Upon UCAL exercising its option under Clause 2.8 above and paying the relevant fees under Clause 9.4 below, ORBITAL shall provide the technical information relating to the ECU Hardware if payment only pursuant to Clause 9.4.1 is made, or ECU Hardware and ECU Software (if payment pursuant to Clause 9.4.2 is made) as detailed in Schedule III.

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

6.2	When requested by UCAL, ORBITAL will permit a reasonable number of visits to ORBITAL’s facilities by UCAL personnel to review OCP Technology. UCAL will be responsible for, and indemnify ORBITAL against, the salaries and employee benefits of its personnel while visiting the ORBITAL’s facilities, the travel and living expenses associated with such visits, and any taxes or governmental charges related to such salaries, benefits and expenses.

6.3	UCAL and ORBITAL will discuss and agree upon the dates of all visits of UCAL personnel to ORBITAL’s facilities and upon the qualifications and experience appropriate for such personnel. UCAL will send personnel having such qualifications and experience.

6.4	No personnel of either party will be considered employees of the other party.

7. RESPONSIBILITIES

7.1	ORBITAL shall be solely responsible for, and shall indemnify UCAL against, all actions, proceedings, claims and demands whatsoever brought or made at any time against UCAL in connection with or with respect to or arising howsoever out of the manufacture, use and sale of engines and components manufactured by ORBITAL and any and all use whatsoever by ORBITAL and its other licensees of OCP Technology and all consequences thereof and shall bear all risks associated therewith. In particular, but without detracting from the generality of the foregoing, UCAL shall not be in any way responsible or liable to ORBITAL or anyone else for the performance or quality of engines or components manufactured by ORBITAL or its other licensees or any defects therein or shortcomings thereof including product recalls.

7.2	UCAL shall be solely responsible for, and shall indemnify ORBITAL against, all actions, proceedings, claims and demands whatsoever brought or made at any time against ORBITAL in connection with or with respect to or arising howsoever out of UCAL’s manufacture, use and sale of any products or components (including software) under this Agreement and any and all use whatsoever by UCAL of Orbital Direct Fuel Injection System related component technology and all consequences thereof and shall bear all risks associated therewith. In particular, but without detracting from the generality of the foregoing, ORBITAL shall not be in any way responsible or liable to UCAL or anyone else for the performance or quality of UCAL products, including those based on ORBITAL’S technology or information, or any defects therein or shortcomings thereof. It is understood that UCAL will purchase selected components (including software) from Synerject, and the responsibility sharing between UCAL and Synerject would be agreed between UCAL and Synerject for these components as described in Section 2.7.

7.3	It is recognized that the performance of the UCAL Manufactured Components will be dependent on UCAL’s manufacturing implementation of the information described in Schedule I. UCAL shall use their manufacturing expertise to set up manufacturing of these components in UCAL’s manufacturing environment. ORBITAL shall provide the support indicated in Schedule II to assist UCAL in this manufacturing implementation. The UCAL Manufactured Components shall be validated using the validation test specifications described in Schedule I, and then validated on the Licensed Vehicles using the system validation recommendation as described in Schedule I. Design and manufacturing issues are likely to be identified during this overall process and these will need to be corrected by UCAL with the ORBITAL assistance indicated in Schedule II.

7.4	The parties recognise that UCAL has an important role to play in the application and optimisation of OCP Technology to Licensed Vehicles for Licensed Customers. However, as between the parties, Orbital will not hold UCAL to be responsible for the ability of the OCP Technology per se to achieve any particular fuel economy or emissions capability when applied to such Licensed Vehicles.

7.5	The provisions of this Section 7 shall survive expiration or termination of this Agreement.

8. CONFIDENTIALITY

8.1	The terms and conditions of this Agreement, but not the existence of this Agreement, are confidential, and neither party shall disclose such terms or conditions to any person without first obtaining the prior consent from the other party, provided that either party may disclose the terms and conditions of this Agreement in response to the legal requirement of a governmental agency or relevant stock exchange if such disclosure is first submitted to the other party.

8.2	UCAL and ORBITAL have and will continue to exchange proprietary data and information which will be treated with due regard and remain proprietary to the disclosing party and will only be disseminated on a need to know basis to the respective employees of the receiving party and its Affiliated Companies, suppliers and customers as further detailed in the Confidentiality Agreement dated the 6th June 2002 between the parties, the terms and conditions of which are incorporated by reference into, and which shall continue contemporaneously with this TCA.

9. FEES

9.1	UCAL shall at the respective Timing Events pay the following fees referred to in this Section 9 to ORBITAL in relation to the provision of the:

9.1.1	Indian market access rights;

9.1.2	The technical information described in Schedule I;

9.1.3	The engineering consulting services described in Schedule II;

9.1.4	The technical information relating to the ECU and software described in Schedule III.

9.2	UCAL shall pay to ORBITAL the License Fee of [ * ], payable in three (3) equal installments:

9.2.1	First installment payable at Timing Event 2;

9.2.2	Second installment payable at Timing Event 3;

9.2.3	Third installment payable at Timing Event 4.

9.3	UCAL shall pay to ORBITAL a base royalty equal to [ * ]% of the [ * * * ]. This royalty shall be payable on all Orbital Direct Fuel Injection Systems produced by or for UCAL (or a sub-licensee) during the [ * ] following the commencement of commercial production (Timing Event 4), the Royalty Payment Period. In the event UCAL supply UCAL Manufactured Components to Synerject as described in Section 2.9, ORBITAL and UCAL will mutually agree on any revised royalty.

9.4	In the event that UCAL exercises its option to expanded manufacturing rights pursuant to Clause 2.8 the following additional fees and royalties shall be payable to ORBITAL:

9.4.1	For securing rights to manufacture and sell the ECU Hardware only:

(a)	License fee of [ * ] payable at Timing Event 5;

(b)	Royalty of [ * ] per unit of production [ * * * ].

9.4.2	For securing rights to manufacture and sell the ECU Hardware and ECU Software:

(a)	License fee of [ * ]payable at Timing Event 5;

(b)	Royalty of [ * ] per unit of production [ * * * ].

9.4.3	The fees and royalties indicated in Clauses 9.4.1 and 9.4.2 are agreed between ORBITAL and UCAL and both parties will use all good faith reasonable endeavors to have such fees and royalties approved by the Indian Government. However it is recognized that these fees and royalties will need to be dealt with as per Indian Government guidelines that exist at the time of submission of the new application to the Indian Government. Any significant change to the above fees and royalties that may be required to meet Indian Government approval shall require ORBITAL’s further written confirmation of acceptance. The parties recognize that this entire Technical Cooperation Agreement is dependant upon the Government of India approvals in respect of payments to be

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

made under this Agreement to ORBITAL. In the eventuality of the Government of India not approving the payments to be made under this Technical Cooperation Agreement and if the recommendations of the Government of India relating to the payments are not substantially at variance with the agreed rates herein, ORBITAL shall not withhold the acceptance as specified in this Clause 9.4.

9.5	UCAL shall pay to ORBITAL at the following rates in respect to the engineering consulting services described in Schedule II:

9.5.1	[ * ] for the “on site” expatriate engineer.

9.5.2	[ * ] per man-day on site for the specialist engineers provided on a “fly in – fly out” basis where such specialist engineers are Australia based or [ * ] per man-day where specialist engineers are US based. The expenses detailed in Schedule IV shall be paid directly by UCAL.

9.5.3	As stated in Schedule II, no fees shall be payable for the first [ * ] man days per year, for [ * ], for the technical support provided by ORBITAL in Perth in support of the activities outlined in this Agreement.

9.5.4	Additional engineering reasonably requested by UCAL shall be charged at [ * ]. These rates are currently [ * ] per day for an expatriate assignment, [ * ] per day for short-term engineering support at UCAL, and [ * ] per day for engineering support for UCAL conducted in Perth.

9.5.5	The expenses detailed in Schedule IV shall be paid directly by UCAL in respect of the above engineering consulting services and are not included in the above amounts.

9.6	Royalties payable under this Agreement shall be remitted in $US within 30 days of the end of each successive quarterly period in respect of units produced in the relevant quarter commencing on 1 January, 1 April, 1 July and 1 October in each year.

9.7	UCAL shall pay interest on any arrears in payment at two (2) percentage points over the London InterBank Offered Rate (LIBOR) from 15 days after the date such payment is due until such payment is paid.

9.8	All fees and payments mentioned in this agreement shall be due and payable within 30 days after the date of invoice. Should UCAL be required by law to make any withholding in terms of tax from the fees and payments under this TCA, UCAL shall make such deductions and remit the net amount to ORBITAL along with any tax receipts/ certificates or vouchers.

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

9.9	UCAL shall at all reasonable times until two years after sale of any product covered by this Agreement maintain the associated records. ORBITAL shall, if necessary seek details from UCAL in relation to the products sold for which royalty is required to be paid within 2 years from the date of sale or termination of this Agreement, whichever is earlier. UCAL, being a widely held public company, will in the case of any request made by ORBITAL as aforesaid, at UCAL’s discretion, give access to the records taking into consideration the bona fides of such request by ORBITAL. If in ORBITAL opinion, also being a widely held public company, it believes that a further review of the records is required, UCAL shall make the associated records mentioned above available for audit by independent certified public accountants appointed by ORBITAL and acceptable to UCAL. Such independent certified public accountants shall not disclose the details of the associated records to ORBITAL, but only certify whether the correct royalty payments have been made, and to what extent, if any, they have not been made.

9.10	Each payment becoming due under this Section shall be immediately paid by UCAL to the credit of OFT or OECA as the case may be at the following accounts, or as otherwise may be notified in writing by ORBITAL from time to time, or as may appear on any relevant invoice:

For US$ denomination payments:

Bank:	Suntrust Bank
Richmond, VA, USA

Account Name:	Orbital Fluid Technologies, Inc
ABA:	051000020
Account Number:	[ * ]

For AU$ denomination payments:

Bank:	Challenge Bank
Unit 4, 639 Beach Road, Warwick, WA, 6024
Account Name:	Orbital Engine Company
BSB:	036 215
Account Number:	[ * ]

9.11	Notwithstanding any other provision of this Agreement, all amounts becoming due shall become irrevocably payable, and all amounts paid are non-refundable. UCAL’s obligation to pay amounts owing under this Agreement on the respective due date for payment is not affected by the provisions of Clause 9.7 above. This provision shall survive termination of this Agreement.

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

10. ASSIGNMENTS AND SUB-LICENSES

10.1	The License is personal to UCAL, and UCAL may not assign the License to any person unless ORBITAL has given approval to the assignment, which ORBITAL may give or refuse at its absolute discretion.

10.2	Subject to Clause 10.3, UCAL may not grant a sub-license under the License to any person unless ORBITAL has given approval to the grant of the sub-license, which ORBITAL may give or refuse at its absolute discretion.

10.3	UCAL may only sub-license the market access and other rights granted under this Agreement to companies under UCAL’s complete control (ie more than 80% ownership by UCAL), provided that:

10.3.1	notice of any such sub-license is given to ORBITAL;

10.3.2	the provisions of Clause 10.4 shall apply to any such sub-license; and

10.3.3	any such sub-license shall terminate forthwith in the event that sub-licensee ceases to be under the complete control of UCAL, unless ORBITAL has given approval to the continuance of the sub-license.

10.3.4	any such sub-license shall not discharge or modify any of UCAL’s undertakings under or arising out of this Agreement.

10.4	The following provisions shall apply to any sub-license which may be approved by ORBITAL (in addition to any other requirements which ORBITAL may at the time of giving its approval stipulate as being conditions upon or subject to which that approval is given):

10.4.1	UCAL shall be and remain responsible and liable to ORBITAL under this Agreement for and in relation to all acts and conduct on the part of the sub-licensee in all respects as fully as if acts and conduct on the part of the sub-licensee were the acts and conduct of UCAL, including, but not limited to, UCAL remaining responsible to ORBITAL for payment of all fees (including Royalties) by any sub-licensee.

10.4.2	Without affecting the generality of Clause 10.4.1, manufacture, use and sale of products under this Agreement by the sub-licensee will be treated for purposes of this Agreement as manufacture, use and sale thereof by UCAL.

10.4.3	The sub-license shall be on terms which are consistent with the provisions of this Agreement, provided always that the sub-licensee shall not have any right or power to grant or extend to any other person, by way of a further sub-license or otherwise, any of the sub-licensee’s rights under or arising out of the sub-license.

11. GOVERNMENT APPROVALS

11.1	ORBITAL and UCAL agree that this Agreement must comply with Australian Government guidelines and Indian Government guidelines for such agreements. ORBITAL and UCAL represent that at this time as far as they are aware nothing contained in this Agreement contradicts their respective government guidelines for such agreements.

11.2	Immediately upon final execution of this Agreement, UCAL shall submit this Agreement to the relevant Indian Government department for expedited approval. This approval is expected to require up to 60 days.

12.	DURATION

12.1	The TCA shall commence at Timing Event 1 and shall expire, unless otherwise extended by mutual agreement of the parties, or terminated earlier under the termination provisions, upon expiry of the Royalty Payment Period.

12.2	Upon expiry of the TCA, and payment of any and all outstanding amounts to ORBITAL, UCAL shall be entitled to continue to utilise the information and technology to which it had received license rights under the TCA prior to expiration.

13.	TERMINATION

13.1	The TCA may be terminated by ORBITAL for breach of contract by UCAL, non-performance or non-payment of any amounts as and when they fall due.

13.2	The TCA may be terminated by UCAL at any time for breach of contract by ORBITAL, or within the [ * ] from signature of the TCA only upon the receipt of written notice from [ * ] that they do not wish to proceed with the production introduction of the Orbital Direct Fuel Injection System, or without cause after this initial [ * ] period.

13.3	Termination shall be effected by the issuing of a written notice by the party wishing to terminate the Agreement to the other party.

13.4	Upon termination of the TCA by ORBITAL or UCAL, all rights provided under this agreement shall cease. Upon the request of ORBITAL all information provided by ORBITAL to UCAL under this agreement shall be returned to ORBITAL.

13.5	In the event that UCAL terminate this Agreement, UCAL acknowledge that certain payments will be due to ORBITAL. These payments shall be limited to the payment of all amounts due under this Agreement prior to the termination and payment of the agreed engineering services specified in Schedule II up to the termination date.

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

13.6	In the event that this TCA is terminated and UCAL have not provided the necessary cancellation notice as required under the Engineering Consulting arrangements defined in Schedule II, ORBITAL shall immediately cease such Engineering Consulting, and UCAL shall pay ORBITAL a cancellation fee of an amount equal to the amount payable under Clause 9.5 above for the cancellation notice period after such termination.

14. FORCE MAJEURE

14.1	Where either party is unable, wholly or in part, by reason of force majeure, to carry out any of its obligations under this Agreement, such obligations are suspended so far as such obligations are affected by force majeure during the continuance thereof, provided that the party affected by force majeure:

14.1.1	gives to the other party prompt notice of such force majeure with reasonably full particulars thereof and, insofar as known, the probable extent to which it will be unable to perform or be delayed in performing that obligation; and

14.1.2	uses all possible diligence to remove that force majeure as quickly as possible.

14.2	The requirement that any force majeure shall be removed with all possible diligence shall not require the settlement of strikes, lockouts, or other labor disputes, claims, demands or actions by any government on terms contrary to the wishes of the party affected.

14.3	In this Agreement, “force majeure” means an act of God, strike, lockout or other interference with work, war declared or undeclared, blockade, disturbance, lightning, fire, earthquake, storm, flood or explosion; governmental or quasi-governmental restraint, action, expropriation, prohibition, intervention, direction or embargo; unavailability or delay in availability of equipment or transport; inability or delay in obtaining governmental or quasi-governmental approvals, consents, permits, licenses, authorities or allocations; and any other cause whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the party affected.

15. WAIVER

15.1	Waiver by either party of a breach by the other party of any obligation or requirement contained in, or arising out of, this Agreement does not operate as a waiver of another or continuing breach by the other party of the same obligation or requirement, or of any other obligation or requirement, of this Agreement.

16. SETTLEMENT OF DISPUTES

16.1	This Agreement is based on mutual trust and confidence. The parties agree any disputes arising out of connection with this Agreement including any question regarding its existence, validity or termination shall be settled by amicable effort by the parties. An attempt to arrive at a settlement shall be deemed to have failed as soon as one party so notifies the other party in writing. If an attempt at settlement has failed, the dispute shall be finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce, by (3) three arbitrators appointed in accordance with said rules. The arbitration shall take place in Singapore in the English language.

16.2	This Agreement is governed by and shall be construed or interpreted in accordance with the laws in force in the Republic of India.

17. NOTICES

17.1	Any notice, approval or consent to be given under this Agreement (a “notification”) shall be given by telefax or letter sent or delivered to the party to which it is to be given at its address for service and is effective upon receipt.

17.2	Unless otherwise specified by notice to UCAL, ORBITAL’s address for service is:

ORBITAL ENGINE COMPANY (AUSTRALIA) PTY LTD

1 Whipple Street

BALCATTA

WESTERN AUSTRALIA, 6021

AUSTRALIA

Attention:	Tom P. Baskovich
Director of Patents & Licensing

Telefax number: +61 8 9441 2133

17.3	Unless otherwise specified by notice to ORBITAL, UCAL’s address for service is:

UCAL FUEL SYSTEMS LTD

Raheja Towers

Delta Wing – Unit 505

177 Anna Salai,

Chennai, 600 002, India

Attention:	Mr R. Sundararaman
Executive Director

Telefax number: (91-44) 852 4946

17.4	A notification sent by letter shall be sufficient if sent prepaid to the other party’s address for service by DHL World Courier Express or by some other equivalent express courier service, with return receipt.

17.5	A notification sent by telefax shall be sufficient only if receipt is acknowledged by the receiving party, or other appropriate evidence of receipt exists.

18. WHOLE AGREEMENT

18.1	This Agreement, and the LOI as far as the Clauses contained therein are not inconsistent with the provisions of this Agreement, represents the entire understanding of the parties relating to the subject matter hereof and merges and supercedes all prior discussions and writings between the parties concerning the subject matter hereof. Nothing contained herein shall be construed to place the parties in the relationship of partners or joint venturers, and neither party shall have the power to obligate or bind the other in any manner whatsoever. No amendment or modification of this Agreement will be effective unless made in writing and signed by a duly authorized representative of the Party against which the amendment or modification is sought to be enforced.

18.2	UCAL acknowledges that it has not and does not rely on any representations or warranties made or given by ORBITAL of whatsoever nature or whensoever made or given that are not expressly set out and contained in this Agreement. ORBITAL acknowledges that it has not and does not rely on any representations or warranties made or given by UCAL of whatsoever nature or whensoever made or given that are not expressly set out and contained in this Agreement.

IN WITNESS THEREOF, the parties have caused this Agreement to be signed by their duly authorized agents.

Executed as an agreement.

By and on behalf of:

For Orbital Engine Company (Australia) Pty Ltd

P C Cook	Date: 29/1/2003

(Authorised signatory)

in the presence of:

S R Leighton	Date: 29/1/2003

(Witness)

For Orbital Fluid Technologies, Inc.

K A Halliwell	Date: 29/1/2003

(Authorised signatory)

in the presence of:

S R Leighton	Date: 29/1/2003

(Witness)

For UCAL Fuel Systems Ltd:

K Jayakar	Date: 27/1/2003

(Authorised signatory)

in the presence of:

R Sundararaman	Date: 27/1/2003

(Witness)

SCHEDULE I – TECHNICAL INFORMATION

The following tables show in detail the technical information, specifications, drawings, manufacturing process details that will be provided to UCAL under the TCA.

For the overall system:

SYSTEM	DESCRIPTION	DOCUMENT

*

For UCAL Manufactured Components:

COMPONENT	DESCRIPTION	DOCUMENT
•
*

For	Synerject Sourced Components:

COMPONENT	DESCRIPTION	DOCUMENT

*

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

SCHEDULE II – ENGINEERING CONSULTING

UCAL agrees that ORBITAL shall provide the following engineering consulting support to UCAL under the terms agreed in the TCA:

•	Expatriate Engineer

ORBITAL will delegate an experienced engineer to UCAL for a period of [            *            ] commencing at Timing Event 2. This engineer shall provide the equivalent of [            *            ] man days support for each [            *            ] of the delegation.

•	Specialist Technical Support at UCAL

ORBITAL will provide various technical engineering experts to UCAL on a short term “fly-in fly-out” basis for [            *            ] commencing at Timing Event 2. These engineers shall provide the equivalent of [            *            ] man days support for each [            *            ] of this commitment. It is generally agreed that an individual trip duration would not exceed a period of [            *            ] unless otherwise agreed.

•	Specialist Technical Support in Perth

ORBITAL will provide various technical engineering expert support to UCAL from Perth for [            *            ] commencing at Timing Event 2. These engineers shall provide the equivalent of [            *            ] man days of support for each [            *            ] of this commitment.

The provision of the above engineering services is subject to the following conditions:

•	[ * ] cancellation notice, for the Expatriate Engineer or equivalent payment in lieu.

•	[ * ] cancellation notice for Specialist Technical Support or equivalent payment in lieu.

•	The progress of this training and technical support shall be formally reviewed every [ * ]. Corrective actions shall be implemented if progress is falling behind schedule. Additional resources may be requested from the respective parties to ensure the project is properly supported.

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

SCHEDULE III: ECU AND SOFTWARE MANUFACTURING INFORMATION

The following technical details shall be provided to UCAL upon UCAL exercising the ECU Manufacturing Rights option:

COMPONENT	DESCRIPTION	DOCUMENT
•

*

*

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

SCHEDULE IV: EXPENSES FOR ORBITAL ENGINEERS ASSIGNED TO UCAL

The following expenses shall be paid directly by UCAL in addition to the engineering consulting rates agreed in the TCA:

Engineer Type	Expenses
Expatriate engineer	*

Fly-in fly-out technical support	*

ORBITAL shall meet the following expenses directly:

•	[ * ]

•	[ * ]

UCAL shall [

                                                             *

                                                                                                      ]

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION

SCHEDULE V: ORBITAL DIRECT FUEL INJECTION SYSTEM COMPONENTS

The Orbital Direct Fuel Injection System consists of the following components:

COMPONENT	SYNERJECT DRAWING #
ECU • Software	*
Direct injector	*
Fuel rail assembly • Fuel injector • Fuel pressure regulator	*
Fuel pump	*
Air compressor	*
Throttle body	*
Ignition coil	*
Engine temperature sensor	*

*	CONFIDENTIAL TREATMENT REQUESTED - THESE PORTIONS HAVE BEEN OMITTED AND ARE FILED SEPARATELY WITH THE COMMISSION